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                                  EXHIBIT 99.1

For Further Information Contact:
Douglas W. Dougherty
Chief Financial Officer
(317) 594-2627


For Immediate Release:

                 MARSH SUPERMARKETS, INC. AMENDS 2003 FORM 10-K
                    AND JUNE 2003 AND OCTOBER 2003 FORMS 10-Q

                      AMENDMENT RELATED TO APPLICATION OF
                           EMERGING ISSUES TASK FORCE
                    ISSUE NO. 02-16 EFFECTIVE JANUARY 1, 2003


         Marsh Supermarkets today amended its Form 10-K for the year ended March 29, 2003, and the Forms 10-Q for the quarters ended June 21, 2003, and October 11, 2003, related to an evolving interpretation of the application of Emerging Issues Task Force Issue No. 02-16, Accounting by a Customer (Including a Reseller) for Certain Consideration Received from a Vendor ("EITF 02-16"). EITF 02-16 became effective for vendor contracts entered into or modified on or after January 1, 2003.

         Don E. Marsh, Chairman and Chief Executive Officer, stated "Prior to the adoption date of EITF Issue No. 02-16, and with its outside advisors, the Company reviewed its accounting policies with respect to the EITF, and believed that it was in compliance with the new pronouncement. However, in connection with a routine periodic review of our filings, we engaged in discussions with the Corporate Finance staff of the U.S. Securities and Exchange Commission and our independent auditors regarding our policy of recognizing slotting allowances and similar vendor consideration when the Company had fulfilled its contractual obligations and collection was probable. As a result of those discussions, we changed our policy to include these allowances as a reduction of inventory value. We are therefore amending the Form 10-K for the year ended March 29, 2003 and the Forms 10-Q for the quarters ended June 21, 2003, and October 11, 2003, to account for the change in methodology on a prospective basis, effective January 1, 2003. I want to emphasize that this represents a non-cash charge that does not affect the economics of the business, and we do not expect any material impact from the change in future quarters."

         The amendments resulted in a non-cash charge of $5.6 million ($3.6 million net of income taxes) for the year ended March 29, 2003, and additional income of $0.7 million ($0.4 million after tax) and $0.5 million ($0.3 million after tax) for the quarters ended June 21, 2003 and October 11, 2003,


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respectively. There was no material impact from this accounting change for the quarter ended January 3, 2004.

              In a separate press release, the Company also announced today the results of operations for the quarter ended January 3, 2004. Net income for the quarter was $2,324,000 compared to $1,229,000 last year - an 89% improvement. Diluted earnings per common share were $0.29 compared to $0.15 last year. Marsh stock has a dividend yield of approximately 3.9%. Please refer to the separate press release discussing those results.

         Marsh is a leading regional supermarket chain operating 68 Marsh(R), 36 LoBill Foods(R) stores, 1 Savin*$(R), 9 O'Malia Food Markets, and 164 Village Pantry(R) convenience stores in central Indiana and western Ohio. The Company also operates Crystal Food Services(TM) which provides upscale catering, cafeteria management, office coffee, vending and concessions; Primo Banquet Catering and Conference Centers; McNamara(R) Florist and Enflora - Flowers for Business(R).

Cautionary Note Regarding Forward-Looking Statements

         This report includes certain forward-looking statements (all statements other than those made solely with respect to historical fact). Actual results could differ materially and adversely from those contemplated by the forward-looking statements due to known and unknown risks and uncertainties, many of which are beyond the Company's control. The forward-looking statements and the Company's future results, liquidity and capital resources are subject to risks and uncertainties including, but not limited to, the following: the entry of new competitive stores and their impact on the Company; softness in the local and national economies and the general retail food industry; the level of discounting and promotional spending by competitors; the Company's ability to improve comparable store sales; the Company's ability to implement its improvement initiatives; the ability of the Company to predict and respond to changes in customer preferences and lifestyles; food price deflation; uncertainties regarding future real estate gains due to limited real estate holdings available for sale; stability and timing of distribution incentives from suppliers; the Company's ability to control cost including labor, medical, rent, credit card, and workers compensation and general liability expense; the impact of any acquisitions and dispositions; the level of margins achievable in the Company's operating divisions; uncertainties regarding gasoline prices and margins; the success of the Company's new and remodeled stores, including image and rebranding programs; the successful economic implementation of new technology; uncertainties associated with pension and other retirement obligations; uncertainties related to state and federal taxation and tobacco and environmental legislation; the ability to collect outstanding notes and accounts receivable; the successful integration of acquisitions; potential interest rate increases on variable rate debt, as well as terms, costs and availability of capital; the timely and on budget completion of store construction, expansion, conversion and remodeling; the ability to complete share repurchases, and other known and unknown risks and uncertainties. The Company undertakes no obligation to update or revise any forward-looking statements to reflect subsequent events or circumstances.